Exhibit 10.88

AGREEMENT REGARDING COMPENSATION ON CHANGE OF CONTROL

This Agreement is made and entered into this 17th day of August, 2004 ("Effective Date", by and between PAC-WEST TELECOMM, INC., a California corporation, ("Company") H. Ravi Brar, ("Executive") who is employed by the Company at will as its Chief Financial Officer.

WHEREAS, the Board of Directors of Company (the "Board") deem it to be in the best interests of Company recognizes that the possibility of a future Change of Control (as hereinafter defined) exists and that the potential, or the occurrence of a Change of Control can result in significant distraction of key personnel because of the corporate and personal uncertainties inherent in such a situation; and

WHEREAS, the Board has determined that it is of paramount importance and in the best interests of the Company and its shareholders to retain the services of Executive in the event of the imminence, or occurrence, of a Change of Control and to ensure the Executive's continued dedication and efforts in such event without undue distraction or concern for his or her personal financial and employment security; and

WHEREAS, in order to assure that Executive remains in the employ of the Company or any Employer (as hereinafter defined), particularly in the event of a threat, or the occurrence, of a Change of Control, the Board desires that the Company enter into this agreement (the "Agreement") with Executive to provide Executive with certain benefits in the event of termination of Executive's employment within a year before or a year following a Change in Control;

NOW, THEREFORE, it is agreed as follows:

1. Term of Agreement. This Agreement is effective as of the Effective Date and shall remain in force and effect until the first anniversary of a Change of Control; provided, however, that the Company shall in all events remain liable to provide any amounts or benefits to which Executive became entitled hereunder prior to such anniversary.

2. Definitions. For the purposes of this Agreement, the following definitions shall apply:

"Base Salary" shall mean the highest annual base salary paid to Executive between the Effective Date and the Termination Date (as hereinafter defined)

"Cause" shall mean the termination of Executive due to:

a) Executive's theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or any of its affiliates, Executive's perpetration or attempted perpetration of fraud, or Executive's participation in a fraud or attempted fraud, on the Company or any of its affiliates or Executive's unauthorized appropriation of, or Executive's attempt to misappropriate, any tangible or intangible assets or property of the Company or any of its affiliates;

b) Executive's conviction or commission of a felony or conviction for any crime involving acts which tend to insult or offend community moral standards or public decency or that materially and adversely affect the reputation or business activities of the Company or its affiliates;

c) Executive's substance abuse, including abuse of alcohol or use of illegal narcotics, or other illegal drugs or substances, for which Executive fails to undertake and maintain treatment within fifteen (15) days after requested by the Company; or

d) Executive's refusal to carry out any lawful instructions of the Chief Executive Officer or the Board of Directors that are consistent with a reasonable, legitimate business purpose following receipt of written notice of such instructions from the Chief Executive Officer.

"Change of Control" means any of the following transactions:

(a) The consummation of a consolidation or merger of the Company in which the Company is not the surviving entity, or pursuant to which the shares of the Company's common voting equity are to be converted to cash, securities or other property, other than any such merger or consolidation in which the shareholders of the Company prior to such merger or consolidation own at least 50% of the voting equity of the successor entity following such merger or consolidation. For the purposes of this Agreement, a consolidation or merger with a corporation which was a wholly-owned direct or indirect subsidiary of the Company immediately before the consolidation or merger is not a Change of Control; or

(b) The sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the Company's assets, other than a sale or exchange in which the acquiring party is an affiliate of the Company in which at least 51% of the voting equity is held (directly or indirectly) by the shareholders of the Company; or

(c) Any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, a direct or indirect wholly owned subsidiary of the Company or any other company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company's common voting equity), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly of 50% or more of the Company's (or a successor's) then outstanding common voting equity.

"COBRA" shall mean the Consolidated Omnibus Reconciliation Act of 1985, as amended.

"Demoted" shall mean circumstances in which the any of the following events or conditions take place without the written consent of Executive:

(a) Executive's Base Salary is reduced from its then current level

(b) a significant diminution in the Executive's title, duties or responsibilities.

"Employer" shall mean the Company, or any parent, subsidiary, or affiliate of the Company (as defined pursuant to sections 414(b) or 414(c) of the Internal Revenue Code, as amended) or successor thereto, for which Executive performs services or is employed, from time to time.

"Termination Date" shall mean the effective date of any voluntary or involuntary termination of Executive's employment.

3. Compensation on Change of Control. In the event that Executive is Demoted or the employment of Executive is involuntarily terminated by the Company or its successor without Cause at any time during the twenty-one month period beginning nine months prior to the effective date of a Change of Control and ending twelve months after the effective date of a Change of Control (the "Applicable Period"), Executive shall be entitled to receive (i) a lump sum payment equal to 150% of Executive's Base Salary; (ii) payment by the Company of twelve months of COBRA coverage premiums for the continuation of medical and dental and vision coverage on Executive, Executive's spouse and dependents; (iii) immediate vesting of all unvested stock options held by Executive and (iv) extension of the post termination period to exercise such options from 90 days to 365 days following termination of Executive's employment. The Compensation Committee of the board of directors of Company shall take all necessary action to amend all of Executive's outstanding option grants to incorporate the changes specified in clauses (iii) and (iv) Within 60 days of execution hereof.

4. Limitations. No benefits shall be paid to Executive in the event of termination for cause, retirement, or voluntary resignation, except in the case of either a voluntary resignation and\or retirement following Demotion of the Executive during the Applicable Period.

5. Joint and Several Liability. Each entity included in the definition of "Employer" and any successors or assigns shall be jointly and severally liable with the Company under this Agreement.

6. Executive Election. Notwithstanding anything in this Agreement to the contrary, if any amounts due to Executive under this Agreement and any other benefits to which Executive becomes entitled constitute "parachute payments" as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended ("Code"), and if the amount of such parachute payments, reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, would be less than the amount that Executive would receive if he were paid three times his "base amount" (as defined in Section 280G(b)(3) of the Code), less $1.00, reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting parachute payments shall, at the request of Executive, be reduced to an amount that will equal three times Executive's "base amount" less $1.00.

7. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflict of law principles thereof.

8. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform the obligations of Company hereunder to the same extent that Company would be obligated to perform if no such succession or assignment had taken place assuming the existence of a Change of Control. The term Company as used herein shall include such successors and assigns. The terms "successors and assigns" as used herein shall mean a corporation or other entity acquiring all of the stock or all or substantially all of the assets and business of the Company whether by operation of law or otherwise.

9. Entire Agreement\Severability. This Agreement constitutes the entire agreement between Company and Executive with respect to the matters covered and supersedes all prior agreements with respect thereto. The individual provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof.

10. Attorneys Fees. In any action or proceeding to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover its attorney fees and costs including attorney fees and costs associated with any mediation, arbitration, court trial or proceedings and including fees and costs on appeal.

"COMPANY":	"EXECUTIVE":
PAC-WEST TELECOMM, INC.	H. Ravi Brar, CFO
By: /s/ Henry R. Carabelli	/s/ H. Ravi Brar